                                   EXHIBIT A
                                   ---------

                   Acquisitions of Shares by the Partnership
                    and Offshore During the Past Sixty Days
                   -----------------------------------------

Date of            Number       Aggregate  Price Per
Entity           Transaction    of Shares    Price     Share
-------------  ---------------  ---------  ----------  ------
Partnership      July 20, 1995      2,500   24,475.00   9.790
                 July 21, 1995      5,000   48,750.00   9.750
                 July 24, 1995     11,000  107,690.00   9.790
                 July 26, 1995     20,000  195,800.00   9.790
                August 7, 1995     18,000  181,344.60  10.075
                August 8, 1995     34,500  347,835.90  10.082
                August 9, 1995     33,000  332,570.70  10.078
               August 10, 1995     51,500  542,624.60  10.536
               August 10, 1995      2,700   27,783.00  10.290
               August 11, 1995     25,000  260,375.00  10.415
               August 14, 1995     14,600  152,059.00  10.415
               August 14, 1995      2,300   23,954.50  10.415

Offshore         July 14, 1995     10,500  103,451.25   9.853
                 July 20, 1995      9,500   93,005.00   9.790

All Shares were purchased in transactions on the Nasdaq National Market.

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